                                UNITED STATES
                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549


                                SCHEDULE 13G


                  UNDER THE SECURITIES EXCHANGE ACT OF 1934

                            Siebel Systems, Inc.
                          ------------------------
                              (Name of Issuer)

                  Common Stock, Par Value $0.001 Per Share
                  ----------------------------------------
                       (Title of Class of Securities)

                                  826170102
                            --------------------
                               (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                              Page 1 of 8 Pages

-----------------------                                  ---------------------
  CUSIP NO. 826170102                   13G                PAGE 2 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THOMAS M. SIEBEL

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      U.S.A.

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            12,652,800/1/

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             12,652,800/1/

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,652,800/1/

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      37.7%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      IN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

(1) INCLUDES 12,279,062 SHARES HELD BY THOMAS M. SIEBEL, TRUSTEE OR SUCCESSOR TRUSTEE OF THE SIEBEL LIVING TRUST u/a/d 7/27/93; 293,738 SHARES HELD BY SIEBEL ASSET MANAGEMENT, L.P.; AND 80,000 SHARES HELD BY THE THOMAS AND STACY SIEBEL FOUNDATION.

                              Page 2 of 8 pages

-----------------------                                  ---------------------
  CUSIP NO. 826170102                   13G                PAGE 3 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THOMAS M. SIEBEL, TRUSTEE OR SUCCESSOR OF THE SIEBEL LIVING TRUST u/a/d 7/27/93

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            12,279,062

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             12,279,062

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      12,279,062

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      36.6%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 826170102                   13G                PAGE 4 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      SIEBEL ASSET MANANGEMENT, L.P.

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            293,738

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             293,738

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      293,738

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.9%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      PN

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

-----------------------                                  ---------------------
  CUSIP NO. 826170102                   13G                PAGE 5 OF 8 PAGES
-----------------------                                  ---------------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      THE THOMAS M. SIEBEL AND STACY SIEBEL FOUNDATION

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
 2                                                              (a) [_]
                                                                (b) [_]

------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      CALIFORNIA

------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            80,000

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          0
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             80,000

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          0
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      80,000

------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*
10


------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      0.2%

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON*
12
      OO

------------------------------------------------------------------------------

                     *SEE INSTRUCTION BEFORE FILLING OUT!

                              Page 5 of 8 pages

ITEM 1.
        (a)  Name of Issuer:  Siebel Systems, Inc. ("Issuer")

        (b)  Address of Issuer's Principal Executive Offices:

                    1855 South Grant Street
                    San Mateo, CA 94402
ITEM 2.
        (a)  Name of Persons Filing:

                    Thomas M. Siebel

                    Thomas M. Siebel, Trustee or Successor Trustee of the Siebel Living Trust u/a/d 7/27/93 ("Trust")

                    Siebel Asset Management, L.P. ("SAM")

                    The Thomas and Stacey Siebel Foundation ("Foundation")

        (b)  Address of Principal Business Office:

                    Siebel Systems, Inc.
                    1855 South Grant Street
                    San Mateo, CA 94402

        (c)  Citizenship or Place of Organization:

                    Thomas M. Siebel:      United States of America
                    Trust:                 California
                    SAM:                   California
                    Foundation:            California
        (d)  Title of Class of Securities:  Common Stock

        (e)  CUSIP Number:  826170102

ITEM 3. NOT APPLICABLE.

ITEM 4  OWNERSHIP.

        (a) Amount Beneficially Owned:
                    Thomas M. Siebel:       12,652,800*
                    Trust:                  12,279,062
                    SAM:                       293,738
                    Foundation:                 80,000

                              Page 6 of 8 pages

        (b) Percent of Class:

                    Thomas M. Siebel:          37.7%
                    Trust:                     36.6%
                    SAM:                        0.9%
                    Foundation:                 0.2%
        (c) Number of shares as to which such person has:

            (i)   sole power to vote or to direct the vote:

                    Thomas M. Siebel:      12,652,800*
                    Trust:                 12,279,062
                    SAM:                      293,738
                    Foundation:                80,000

            (ii)  shares power to vote or to direct the vote:

                    Thomas M. Siebel:              0
                    Trust:                         0
                    SAM:                           0
                    Foundation:                    0

           (iii)  sole power to dispose or to direct the disposition of:

                    Thomas M. Siebel:      12,652,800*
                    Trust:                 12,279,062
                    SAM:                   293,738
                    Foundation:            80,000

           (iv)  shared power to dispose or to direct the disposition of:

                    Thomas M. Siebel:       0
                    Trust:                  0
                    SAM:                    0
                    Foundation:             0

* Includes 12,279,062 shares held by Trust, 293,738 shares held by SAM and 80,000 shares held by Foundation.

ITEM 5.    OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following: [_]

ITEM 6.    OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Under certain circumstances set forth in the partnership agreement of SAM, the general and/or limited partners of SAM have the right to receive dividends from, or proceeds from the sale of, the Common Stock of the Issuer beneficially owned by SAM.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.

Not applicable.

                              Page 7 of 8 pages

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

Not applicable.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP

Not applicable.

ITEM 10.  CERTIFICATION

Not applicable

                                  SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                        2/13/97
                                        ---------------------------------------
                                        Date

                                        /s/ Thomas M. Siebel
                                        ---------------------------------------
                                        Thomas M. Siebel


                                        THOMAS M. SIEBEL, TRUSTEE OR SUCCESSOR
                                        OF THE SIEBEL LIVING TRUST U/A/D/
                                        7/27/93

                                        /s/ Thomas M. Siebel
                                        ---------------------------------------
                                        Thomas M. Siebel, Trustee


                                        SIEBEL ASSET MANAGEMENT, L.P.

                                        /s/ Thomas M. Siebel
                                        ---------------------------------------
                                        Thomas M. Siebel, General Partner


                                        THE THOMAS AND STACEY SIEBEL FOUNDATION

                                        /s/ Thomas M. Siebel
                                        ---------------------------------------
                                        Thomas M. Siebel, Director


                              Page 8 of 8 pages